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                                                                   EXHIBIT 12.02
                             K & F INDUSTRIES, INC.
        STATEMENT OF COMPUTATION OF PRO FORMA EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                           Nine Months            Nine Months             Nine Months
                                              Ended                  Ended                   Ended
                                          September 30,           December 31,           September 30,
                                               1997                   1996                    1997
                                          -------------           ------------           -------------
Income before income taxes                      $13,612                $ 7,144                $14,856
Fixed Charges(b)(1)                              36,360                 36,180                 48,420
Less: capitalized interest                         (164)                  (568)                  (392)
                                              ---------               --------                --------
Earnings(a)(2)                                  $49,808                $42,756                 $62,884
                                              =========               ========                ========
Ratio of earnings available to
 cover fixed charges(2)/(1)                        1.37                   1.18                    1.30


Note (a) Earnings consist of income before income taxes plus fixed charges (excluding capitalized interest).
Note (b) Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).